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                     March 24, 2022

       Corrado De Gasperis
       Chief Executive Officer
       Comstock Mining, Inc.
       117 American Flat Road
       Virginia City, NV 89440

                                                        Re: Comstock Mining,
Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed March 10,
2021
                                                            File No. 001-35200

       Dear Mr. De Gasperis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation